Exhibit 99.1

Datavault AI Chief Executive Officer and President Issues Letter to Stockholders Highlighting 2025 Accomplishments and Outlook for 2026

Feb 5, 2026 6:00am EST

•	Datavault AI signed $49M of Tokenization and Technology Licensing agreements in Q4'25 that impact FY2025 and FY2026 Revenue.

•	Revenue: Datavault AI expects at least $30 million in revenue for FY2025, compared to $2.7 million in FY2024. This represents an increase of more than 1,000% growth in our revenue over 2024.

•	The Company continues to expand to drive substantial near- and long-term accretion to our cash flows and earnings with a revenue target for 2026 of at least $200 million.

PHILADELPHIA, PENNSYLVANIA / ACCESS Newswire / February 5, 2026 / Datavault AI Inc. (NASDAQ:DVLT) ("Datavault AI" or the "Company"), a leader in data monetization, credentialing, digital engagement and real-world asset (RWA) tokenization technologies, today issued a letter from Nathaniel Bradley, its Chief Executive Officer, to its stockholders highlighting the Company's accomplishments in 2025 and its outlook for 2026.

A MESSAGE FROM OUR CHIEF EXECUTIVE OFFICER

Dear Datavault AI Stockholders,

I would like to express my deepest gratitude for your unwavering support, patience, and invaluable feedback throughout the transformative year in 2025. It is our hope that this communication serves as both a reflection on Datavault AI's significant strides in the past year and an insightful preview into the challenges and opportunities that lie ahead in 2026.

Our guiding principle has always been and remains to expand national rollouts and support additional customer deployments that benefit from secure communications, secure storage, near-edge compute, and secure data processing. As coverage scales across the U.S., the Company expects the combined infrastructure footprint to help accelerate trusted tokenization, exchange, and valuation workflows by placing cybersecure edge nodes closer to where data is generated and decisions are made. We are committed to lead the way in AI driven data experiences, valuation and monetization of assets in the Web 3.0 environment.

As we continue to navigate the complexities of the AI landscape, your role as stockholders in this journey is invaluable. Thank you for being an integral part of our mission and for your unwavering belief in our vision. Together, we are not just witnessing, but actively shaping, a pivotal chapter in AI history.

2025 Accomplishments

We accomplished all of the goals that we set at the beginning of 2025, including:

•	Integrated WiSA E wireless multichannel audio software into Sagemcom's latest Video Soundbox (VSB) set-top box platform, with global shipments commencing in December 2024. The cutting-edge WiSA E software enables the all-in-one audio/video VSB to deliver an innovative and immersive home entertainment experience. With WiSA E, consumers can enjoy Dolby Atmos® audio transported wirelessly to external speakers, elevating their audio experience to new heights. SoundSend E Transmitter offers Dolby Atmos decoding, HDMI ARC/eARC connectivity and app-based control. Launched mobile applications -including WiSA Certification, Express, and Connect-designed to streamline product development, simplify speaker setup, and enhance end-user control. The wireless audio market is forecasted to reach $154 billion by 2030 at a CAGR of 17.3%, according to Verified Market Reports (as of March 2025).

•	Twinstitute and The Digital Twin are one of the industry-first platforms that enable the creation of virtual digital twins and individualized voice fonts, supporting next-generation NIL monetization and a broad range of additional applications. Industry reports estimate the global digital twin market could reach around $195.4 billion by 2030, exhibiting robust growth driven by adoption across multiple sectors

•	Demonstrated DVHolo's advanced holographic media solution for real-time applications across live events, brand promotions, and virtual meetings, highlighting its potential to enhance audience interaction and engagement. The global holographic display market is expected to expand to more than $31 billion by 2033 at a 23.8% CAGR.

•	Signed a multi-year commercial and intellectual property (IP) licensing agreement with NYIAX, a pioneer in transparent trading technology built on the Nasdaq financial framework. This partnership is expected to integrate Datavault AI's patented Information Data Exchange® (IDE) and award-winning Data Vault® platform with NYIAX's cutting-edge blockchain exchange technology. The collaboration is anticipated to leverage NYIAX's capabilities, enabling businesses to scale, list, price, and trade data and digital assets efficiently, creating new revenue opportunities. With the increasing recognition of data as a strategic financial asset, this partnership would provide businesses with the infrastructure to monetize data in a secure and scalable environment, bridging the gap between data valuation and liquidity. The global data monetization market is expected to exceed $700 billion by 2025, according to a business intelligence study by Transparency Market Research. With Available Infrastructure supporting the integration of SanQtum AI Enterprise Units directly into Datavault AI's patented Information Data Exchange® (IDE), DataScore®, and DataValue® AI agents, the Company is positioned to participate in this expanding market. Operating within SanQtum's private, quantum-resistant edge environment, the platform allows real-time data scoring, tokenization at birth, and enterprise-grade AI processing without reliance on public cloud infrastructure. The Company intends to roll out the solution to 100 cities across the contiguous United States in 2026.

•	The U.S. Patent and Trademark Office (USPTO) granted Notices of Allowance and issuances for nine patents held by the Company, headlined by its industry-defining Carbon Credit Tokenization Patent (Appl. No. 17/874,069, Allowance: 6/20/2025). The Carbon Credit Tokenization Patent pioneers a scalable stablecoin AI-driven blockchain platform for generating, trading, and monetizing carbon credits. When integrated with the NYIAX Nasdaq financial framework, the technology behind this patent is intended to enable transparent, secure, and compliant stablecoin-backed exchanges, which Datavault AI will create a new asset class that redefines environmental and financial ecosystems. Secured $150 million strategic investment from Scilex Holding Company (Nasdaq: SCLX) ("Scilex") to build a supercomputer.

•	Signed a strategic partnership with Max International AG as its licensed partner. This collaboration would deploy and manage a Switzerland-based Swiss Digital RWA Exchange aimed at maximizing the advantages presented by Switzerland's robust digital regulatory frameworks. Switzerland is the home of SIX Digital Exchange (SDX)-NASDAQ's long standing technological ally for digital asset infrastructure, the world's leading exchange for digital assets. Zurich, Switzerland's financial powerhouse amplifies the platform's scale: Handling over 70% of global gold refining and trading, it provides an ideal gateway for RWA tokenization. Datavault AI's global patent portfolio-covering secure data tokenization, digital twins, and automated compliance across U.S., Europe, and Asia-ensures proprietary enforcement within this regulated ecosystem, enabling tamper-proof, scalable trades.

•	Signed a worldwide exclusive license, with the right to sublicense, to Scilex , for Datavault AI's proprietary AI-driven technology. This license is tailored for use within the biotech and biopharma industry, enabling Scilex to create and operate a Biotech Exchange platform.

•	By leveraging Datavault AI's advanced data platforms, Scilex intends to facilitate secure tokenization, trading, and monetization of biotech assets, including genomic and DNA data, diagnostic and therapeutic products, genetic information, and drug data. This agreement with Scilex represents a major advancement in commercializing biotech innovations and builds directly on Datavault AI's established expertise in high-performance computing and data-driven solutions.

•	Datavault AI estimates a potential opportunity to tokenize approximately $2.0 trillion in pharmaceutical drug sales and diagnostic sales. Datavault AI also sees tokenization on such exchange platforms as an alternative for companies to secure non-dilutive funding for developing and commercializing diagnostic and therapeutic products.

•	Signed a multi-million dollar tokenization services agreement with Triton Geothermal ("Triton"). Datavault AI would receive up to $8 million in tokenization fees associated with an anticipated digital token offering with a projected gross value of approximately $125 million. Datavault AI would receive continuing participation equal to five percent of all digital token transaction fees collected by Triton following the offering.

•	Signed a $7 million minting deal and a 30% perpetual royalty partnership with Tanzania-based MTB Mining Limited ("MTB"), setting the stage for the first major step forward in modernizing how mineral resources are verified, documented, and brought into global commerce with a unified transaction ledger. Under Datavault AI's patented Sumerian® technology, rare earth minerals are being transformed into verified, traceable, digitized assets to be traded on the forthcoming International Elements Exchange™. Through its alliance with Datavault AI, MTB's resources are entering the global marketplace in digital form. Each unit of copper, gold, tin, or diamond will carry verified proof of origin, ownership, and value.

•	Datavault AI and The Dream Bowl set the world's first tokenized autograph session and memorabilia and Datavault AI expects to be able to monetize [the Dream Bowl meme coins / tokens] in Datavault AI's International NIL Exchange in 2026.

•	In the Dream Bowl event, 30+ former NFL star players from different NFL Teams provided autographs on-site on up to 3,000 The Dream Bowl memorabilia items such as helmets, footballs, jerseys, and live-autographs by Notable Live potential. Autographed memorabilia items were anchored by Prova & Sumerian technologies.

•	Digital tokens anchored to real The Dream Bowl autographed memorabilia items will be awarded by lottery to holders of the original Dream Bowl Meme Coin token (the "Dream Bowl Meme Coin I") and these tokens are expected to trade on Datavault AI's forthcoming International NIL Exchange in 2026.

•	Datavault AI is targeting to unlock the multi-billion dollar data monetization markets through AI driven data monetization in over 100 cities across the United States starting second half of 2026.

•	On target to have fully operational nodes across 100+ cities nationwide in the second half of 2026 with a long term potential to generate $2.0 billion to $3.0 billion.

•	New York and Philadelphia edge network activation positions Datavault AI to capture significant share of insurance and financial sectors, healthcare industry and enterprise opportunities with combined market [revenue] potential of $4.0 billion annually.

•	With the full deployment of Datavault AI's nodes across 100+ cities throughout the United States, it is estimated that the market potential on average per U.S. city of $1.0 billion with an aggregate over $100 billion annually.

•	The lessons learned from the challenges we faced as a company in 2025 have positioned us for incredible opportunities in 2026, as the team has laid the foundation for the execution of a commercially appealing strategy which will transform how Datavault AI is viewed on the world stage. We are determined to continue to expand to drive substantial near- and long-term accretion to our cash flows and earnings. As we look beyond our immediate goals, it's important to recognize the foundational beliefs that have guided the creation and growth of our company. The pace at which a company moves is a key determinant of success. By focusing on projects with a higher likelihood of success, a firm cannot only innovate but also realize quicker returns and greater market impact. There are many challenges that we have to overcome before our goals can become reality, but we know that we have a valuable and important role to play in the AI industry. Our focus is on fostering robust relationships with all stakeholders, including shareholders, collaborators, customers, and suppliers.

In closing, my heartfelt thanks go to the remarkable team at Datavault AI. Your unwavering dedication, creativity, and resilience are the driving forces behind our success. To our partners, customers, suppliers, our stockholders, and our dedicated board members: thank you for your confidence in us as we continue to forge ahead with our mission.

Best Regards,Nathaniel BradleyChief Executive Officer

Ir@dvlt.aiDatavault AI, Inc.

About Datavault AI

Datavault AITM (Nasdaq:DVLT) is leading the way in AI driven data experiences, valuation and monetization of assets in the Web 3.0 environment. The Company's cloud-based platform provides comprehensive solutions with a collaborative focus in its Acoustic Science and Data Science Divisions. Datavault AI's Acoustic Science Division features WiSA®, ADIO® and Sumerian® patented technologies and industry-first foundational spatial and multichannel wireless HD sound transmission technologies with IP covering audio timing, synchronization and multi-channel interference cancellation. The Data Science Division leverages the power of Web 3.0 and high-performance computing to provide solutions for experiential data perception, valuation and secure monetization. Datavault AI's cloud-based platform provides comprehensive solutions serving multiple industries, including HPC software licensing for sports & entertainment, events & venues, biotech, education, fintech, real estate, healthcare, energy and more. The Information Data Exchange® (IDE) enables Digital Twins, licensing of name, image and likeness (NIL) by securely attaching physical real-world objects to immutable metadata objects, fostering responsible AI with integrity. Datavault AI's technology suite is completely customizable and offers AI and Machine Learning (ML) automation, third-party integration, detailed analytics and data, marketing automation and advertising monitoring. The Company is headquartered in Philadelphia, PA. Learn more about Datavault AI at www.dvlt.ai.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws) about Datavault AI Inc. ("Datavault AI," the "Company," "us," "our," or "we") and our industry that involve risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words, such as "may," "might," "will," "shall," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," "goal," "objective," "seeks," "likely" or "continue" or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. The absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements, including, but not limited to, statements regarding future events, anticipated revenues for 2025, projections of market growth, the timing, scope and expected benefits of the anticipated national rollout of the Company's secure high-performance data processing capabilities across 100 cities throughout the contiguous Unites States, anticipated customer adoption of and use cases (including tokenization, data exchange and valuation) for Datavault AI's products and services, the expected operational, technical and commercial outcomes of the Company's commercial strategy, and the anticipated benefits of Datavault AI's commercial partnerships and/or collaborations, including, without limitation, with NYIAX, Available Infrastructure, Scilex, Max International AG, Triton, MTB and The Dream Bowl, are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Readers are cautioned not to place undue reliance on these and other forward-looking statements contained herein.

Actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties including, but not limited to, the following: risks related to the ability of Datavault AI to successfully implement its commercial partnerships, collaborations and/or strategies; the performance, timing or success of the deployment of the Company's secure high-performance data processing capabilities and ability to turn raw data into tradeable assets; uncertainties regarding valuation methodologies and third-party reports; changes in market demand for Datavault AI's services and products; changes in economic, market, or regulatory conditions; risks relating to evolving regulatory frameworks applicable to tokenized assets; risks associated with technological development and integration; and other risks and uncertainties as more fully described in Datavault AI's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024 and other filings that Datavault AI makes from time to time with the SEC, which are available on the SEC's website at www.sec.gov, and could cause actual results to vary from expectations.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Datavault AI undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. Datavault AI may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on such forward-looking statements. Datavault AI's forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments it may make.

Industry and Market Data

Within this press release, we reference information and statistics regarding the market for our products. We have obtained some of this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. Some data and other information contained in this press release are also based on management's estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within this industry. While we believe such information is reliable, we have not independently verified any third-party information. While we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industries' future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. As a result, you should be aware that market, ranking and other similar industry data included in this press release, and estimates and beliefs based on that data, may not be reliable.

Trademarks, Trade Names, Service Marks and Copyrights

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SOURCE: Datavault AI Inc